Exhibit 10.20

TAOMEE HOLDINGS LIMITED

DIRECTOR AGREEMENT

This Director Agreement (the “Agreement”) is made and entered into as of                     , 2011, by and between Taomee Holdings Limited, a Cayman Islands company (the “Company”), and                     , an individual (the “Director”).

I.	SERVICES

1.1 Board of Directors. Director has been appointed as an Independent Director of the Company’s Board of Directors (the “Board”), effective upon the effectiveness of the Company’s registration statement on Form F-1 (the “Effective Date”), until the earlier of the date on which Director ceases to be a member of the Board for any reason or the date of termination of this Agreement in accordance with Section 5.2 hereof (such earlier date being the “Expiration Date”). The Board shall consist of the Director and such other members as nominated and elected pursuant to the then current Memorandum and Articles of Association of the Company (the “Articles”).

1.2 Director Services. Director’s services to the Company hereunder shall include service on the Board to manage the business of the Company in accordance with applicable law and the then current Articles, and such other services mutually agreed to by Director and the Company (the “Director Services”).

II.	COMPENSATION

2.1 Expense Reimbursement. The Company shall reimburse Director for all reasonable travel and other out-of-pocket expenses incurred in connection with the Director Services rendered by Director.

2.2 Fees to Director. The Company agrees to pay Director the following fees for the Director Services: an annual retainer of US$    [plus an annual retainer of US$    for his service as [the chairman/a member] of the Audit Committee of the Board]. In the event Director ceases to serve on the Board [or as [the chairman/a member] of the Audit Committee of the Board] for any reason, Director shall be entitled to the pro rata portion of the annual fee for the number of months he has served on the Board [or as [the chairman/a member] of the Audit Committee of the Board] in a given year.

2.3 Share Option. Subject to approval by the Board, the Company will grant to Director, pursuant to the Company’s 2010 Share Incentive Plan (the “Plan”) an option (the “Option”) to purchase        shares of ordinary shares of a par value of US$0.00002 each of the Company at an exercise price per share equal to the price for the Company’s ordinary shares in the Company’s initial public offering, subject to the approval by the Board. The Option shall vest over a three- year period after the Effective Date pursuant to the terms of the option agreement between the Company and Director (the “Option Agreement”), with such vesting subject to Director’s continuous service as a member of the Board. The Option shall in all respects be subject to the terms and conditions of the Plan and the Option Agreement. Unvested Option will expire upon Termination (as defined below).

2.4 Director and Officer Liability Insurance. The Company’s proposed director and officer liability insurance policy shall provide Director with coverage for damages and losses incurred in connection with the Director Services.

III.	DUTIES OF DIRECTOR

3.1 Fiduciary Duties. In fulfilling his managerial responsibilities, Director shall be charged with a fiduciary duty to the Company and all of its shareholders. Director shall be attentive and inform himself of all material facts regarding a decision before taking action. In addition, Director’s actions shall be motivated solely by the best interests of the Company and its shareholders.

3.2 Confidentiality. During the term of this Agreement, and for a period of one (1) year after the Expiration Date, Director shall maintain in strict confidence all information he has obtained or shall obtain from the Company which the Company has designated as “confidential” or which is, by its nature confidential, relating to the Company’s business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employee relations, customers (including customer usage statistics), suppliers, prospects, technology, or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of the Company, (ii) is required to be disclosed by law or a valid order by a court or other governmental body, or (iii) is independently learned by Director outside of this relationship (the “Confidential Information”).

3.3 Nondisclosure and Nonuse Obligations. Director will use the Confidential Information solely to perform the Director Services for the benefit of the Company. Director will treat all Confidential Information of the Company with the same degree of care as Director treats his own Confidential Information, and Director will use his best efforts to protect the Confidential Information. Director will not use the Confidential Information for his own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement. Director will immediately give notice to the Company of any unauthorized use or disclosure by or through him, or of which he becomes aware, of the Confidential Information. Director agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.

3.4 Return of the Company Property. All materials furnished to Director by the Company, whether delivered to Director by the Company or made by Director in the performance of Director Services under this Agreement (the “Company Property”) are the sole and exclusive property of the Company. Director agrees to promptly deliver the original and any copies of the Company Property to the Company at any time upon the Company’s request. Upon termination of this Agreement by either party for any reason, Director agrees to promptly deliver to the Company or destroy, at the Company’s option, the original and any copies of the Company Property. Director agrees to certify in writing that Director has so returned or destroyed all such the Company Property.

IV.	COVENANTS OF DIRECTOR

4.1 No Conflict of Interest. In one year from the Effective Date, or if the term of this Agreement is longer, then during the term of this Agreement, Director shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any business entity that is competitive with the Company or otherwise undertake any obligation inconsistent with the terms hereof, provided that Director may own equity of certain business entity engaging in similar business as that of the Company subject to the prior approval by the Board, and provided further that Director may continue Director’s current affiliation or other current relationships with the entity or entities described on Exhibit A (all of which entities are referred to collectively as “Current Affiliations”). For a period of one (1) year after the Expiration Date, Director shall not be employed by, operate or manage any business entity that is competitive with the Company. This Agreement is subject to the current terms and agreements governing Director’s relationship with Current Affiliations, and nothing in this Agreement is intended to be or will be construed to inhibit or limit any of Director’s obligations to Current Affiliations. Director represents that nothing in this Agreement conflicts with Director’s obligations to Current Affiliations. A business entity shall be deemed to be “competitive with the Company” for purpose of this Article IV only if and to the extent it engages in the business substantially similar to the Company’s children’s entertainment and media business.

4.2 Noninterference with Business. During the term of this Agreement, and for a period of one (1) year after the Expiration Date, Director agrees not to interfere with the business of the Company in any manner. By way of example and not of limitation, Director agrees not to solicit or induce any employee, independent contractor, customer or supplier of the Company to terminate or breach his or her employment, contractual or other relationship with the Company.

V.	TERM AND TERMINATION

5.1 Term. This Agreement is effective on the Effective Date and will continue for one year, or such longer time equal to one term pursuant to the memorandum and articles of the Company, and such successive terms, until such director resigns, is removed, is not re-elected or otherwise no longer serves as a director (“Termination”).

5.2 Termination. Either party may terminate this Agreement at any time upon thirty (30) days prior written notice to the other party, or such shorter period as the parties may agree upon.

5.3 Survival. The rights and obligations contained in Articles III and IV of this Agreement will survive any termination or expiration of this Agreement.

VI.	MISCELLANEOUS

6.1 Assignment. Except as expressly permitted by this Agreement, neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

6.2 No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

6.3 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

To the Company:

16/F, Building No. A-2,

No. 1528 Gumei Road, Xuhui District

Shanghai 200233

People’s Republic of China

(86-21) 6128-0056

Attention: Benson Haibing Wang

To Director:

6.4 Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of New York, without regard to conflicts of law principles thereof.

6.5 Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

6.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Director Services undertaken by Director for the Company.

6.7 Amendments. This Agreement may only be amended, modified or changed by an agreement signed by the Company and Director. The terms contained herein may not be altered, supplemented or interpreted by any course of dealing or practices.

6.8 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:	TAOMEE HOLDINGS LIMITED

	By:	/s/ Benson Haibing Wang
	Name:	Benson Haibing Wang
	Title:	Director & CEO

Independent Director:

Name:

EXHIBIT A

Director’s Current Affiliations

A - 1